EXHIBIT 99.1*

* Financial Statements of CyberGuard Corporation.  References in
Exhibit 99.1 to "Harris Computer Systems Corporation" or 'the
Company" refer to CyberGuard Corporation, a Florida corporation
("CyberGuard").

     CyberGuard is subject to the informational requirements in the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), to which reference is made for detailed financial and other information regarding CyberGuard. Such reports, proxy statements, and other information can be inspected and copied at the Commission's offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551 and can be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, on which the CyberGuard Common Stock is listed. The Commission does not approve or disapprove or pass upon the accuracy or the adequacy of reports, proxy statements or other information filed with it. Concurrent does not warrant the accuracy or completeness of such reports, proxy statements, or other information nor that there have not occurred events not yet publicly disclosed by CyberGuard which would affect either the accuracy or the completeness of the information concerning CyberGuard included herein.



                 HARRIS COMPUTER SYSTEMS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Independent Auditors Report...........................................................   F-2
Report of Independent Certified Public Accountants....................................   F-3
Consolidated Balance Sheets -- as of September 30, 1995, 1994 and March 30, 1996
  (unaudited).........................................................................   F-4
Consolidated Statements of Operations -- Year Ended September 30, 1995; and the three months ended September 30, 1994, and the six months ending March 30, 1996 and March
  31, 1995 (unaudited)................................................................   F-5
Consolidated Statements of Cash Flow -- Year Ended September 30, 1995; and the three months ended September 30, 1994, and the six months ending March 30, 1996 and March
  31, 1995 (unaudited)................................................................   F-6
Consolidated Statements of Shareholders' Equity.......................................   F-7
Notes to Consolidated Financial Statements............................................   F-8
Consolidated Balance Sheet Information -- as of September 30, 1995....................  F-17
Consolidated Statement of Operations Information -- Year Ended September 30, 1995.....  F-18
Notes to Consolidated Financial Information...........................................  F-19
Combined Statements of Operations -- Year Ended June 30, 1994 and June 30, 1993.......  F-20
Consolidated Statements of Cash Flows -- Year Ended June 30, 1994 and June 30, 1993...  F-21
Notes to Financial Statements of Harris Computer Systems Business.....................  F-22


                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Harris Computer Systems Corporation
  and Subsidiaries:


     We have audited the accompanying consolidated balance sheets of Harris Computer Systems Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended September 30, 1995 and the three months ended September 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harris Computer Systems Corporation and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for the year ended September 30, 1995 and the three months ended September 30, 1994 in conformity with generally accepted accounting principles.


     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The combining information is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.


                                          KPMG PEAT MARWICK LLP

November 3, 1995, except as to the
  stock split noted in note 2, which is as of March 18, 1996 and to note 15, which is as of July 3, 1996
Miami, Florida


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of Harris Corporation:

We have audited the accompanying combined statements of operations and cash flows of the Harris Computer Systems Business for each of the two years in the period June 30, 1994. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Harris Computer Systems Business for the years ended June 30, 1994 and 1993 in conformity with generally accepted accounting principles.

As discussed in Note E to the financial statements, effective July 1, 1993 the Business changed its method of accounting for postretirement benefits other than pensions.

                                          Ernst & Young LLP

Orlando, Florida
July 13, 1994


                      HARRIS COMPUTER SYSTEMS CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                SEPTEMBER 30,
                                                             --------------------      MARCH 30,
                                                               1995        1994          1996
                                                             --------     -------     -----------
                                                                                      (UNAUDITED)
Cash and cash equivalents..................................    $8,265      $7,649         $1,307
Accounts and notes receivable, less allowance for
  uncollectible accounts of $1,513 and $213 at September
  30, 1995 and 1994, respectively (Note 11)................     9,994      11,387         15,335
Due from Harris Corporation (Note 6).......................       -0-       6,369             --
Inventories (Note 8).......................................     9,080      14,078          6,381
Prepaid expenses...........................................       530       1,529            660
                                                             --------     -------       --------
     Total current assets..................................    27,869      41,012         23,683
Machinery and equipment, net (Note 10).....................     5,947       7,493          5,912
Capitalized computer software development costs, less
  accumulated amortization of $6,870 and $5,565 at
  September 30, 1995 and 1994, respectively (Note 4).......     6,734       5,715          8,135
Other assets...............................................       881         709            822
                                                             --------     -------       --------
Total assets...............................................   $41,431     $54,929        $38,552
                                                             ========     =======       ========
Accounts payable...........................................     3,493       4,694          4,565
Deferred revenue...........................................       401         784            628
Accrued expenses (Note 9)..................................     5,441       6,492          4,219
                                                             --------     -------       --------
     Total current liabilities.............................     9,335      11,970          9,412
Deferred income taxes (Note 7).............................        --         166             --
                                                             --------     -------       --------
     Total liabilities.....................................     9,335      12,136          9,412
Shareholders' equity (Note 12)
Common stock par value $0.01 authorized 20,000,000 shares;
  issued and outstanding 5,911,437 shares at September 30,
  1995 and 1994, and 5,996,143 shares at March 30, 1996....        59          59             60
  Additional paid in capital...............................    43,662      43,662         44,144
  Accumulated deficit......................................   (11,088)         --        (14,363)
Cumulative translation adjustment..........................      (537)       (928)          (701)
                                                             --------     -------       --------
Total shareholders' equity.................................    32,096      42,793         29,140
                                                             --------     -------       --------
Total liabilities and shareholders' equity.................  $ 41,431     $54,929      $  38,552
                                                             ========     =======       ========


        See notes to the accompanying consolidated financial statements


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                             THREE MONTHS          SIX MONTHS ENDED
                                            YEAR ENDED          ENDED         ---------------------------
                                           SEPTEMBER 30,     SEPTEMBER 30,     MARCH 30,       MARCH 30,
                                               1995              1994            1996            1995
                                           -------------     -------------    -----------     -----------
                                                                              (UNAUDITED)     (UNAUDITED)
Sales
  Equipment..............................      $31,184            $4,242         $18,942         $20,848
  Maintenance............................       13,927             3,506           6,622           6,938
                                             ---------         ---------       ---------       ---------
                                                45,111             7,748          25,564          27,786
Cost of sales
  Equipment..............................       18,550             3,443          10,051           9,711
  Maintenance............................        7,214             2,023           3,279           3,612
                                             ---------         ---------       ---------       ---------
                                                25,764             5,466          13,330          13,323
Gross profit.............................       19,347             2,282          12,234          14,463
Operating expenses
  Research and development...............        7,903             1,517           3,580           3,890
  Selling, general and administrative....       22,984             4,836          11,266          10,582
  Restructuring (Note 6).................           --             1,256              --              --
  Transaction costs relating to spin off
     (Note 6)............................           --             2,500             820              --
                                             ---------         ---------       ---------       ---------
     Total other operating expenses......       30,887            10,109          15,666          14,472
                                             ---------         ---------       ---------       ---------
Operating loss...........................      (11,540)           (7,827)         (3,432)             (9)
Interest income (expense), net...........          456               (69)            155             207
Other income (expense), net..............           (4)              (72)              2              25
                                             ---------         ---------       ---------       ---------
                                                   452              (141)            157             232
Net income (loss) before income tax
  provision (benefit)....................      (11,088)           (7,968)         (3,275)            223
Income tax provision (benefit)...........           --              (378)             --               8
                                             ---------         ---------       ---------       ---------
Net income (loss)........................      (11,088)           (7,590)         (3,275)            215
Earnings (loss) per common share.........       $(1.88)           $(1.28)         $(0.55)          $0.04
                                             =========         =========       =========       =========
Weighted average number of shares
  outstanding............................    5,911,437         5,911,437       5,924,287       5,911,437
                                             =========         =========       =========       =========


        See notes to the accompanying consolidated financial statements


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                             (DOLLARS IN THOUSANDS)


                                                             THREE MONTHS          SIX MONTHS ENDED
                                            YEAR ENDED          ENDED         ---------------------------
                                           SEPTEMBER 30,     SEPTEMBER 30,     MARCH 30,       MARCH 30,
                                               1995              1994            1996            1995
                                           -------------     -------------    -----------     -----------
                                                                              (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities
  Net income (loss)......................    $ (11,088)         $(7,590)        $(3,275)           $215
  Adjustment to reconcile net income
     (loss) to net cash provided by
     operating activities:
  Depreciation...........................        3,446            1,134           1,389           2,005
  Amortization...........................        1,305              326           1,066             653
  Compensation expense...................           --               --             321              --
  Deferred income taxes..................         (166)          (1,075)             --           1,414
  Changes in assets and liabilities
     Receivables.........................        1,393           12,333          (5,341)         (6,351)
     Due from Harris Corporation.........        6,369           (6,369)             --           6,386
     Inventories.........................        4,998             (863)          2,699           1,893
     Accounts payable....................       (1,201)           2,142           1,073            (822)
     Accrued expenses....................       (1,051)           1,502          (1,222)         (2,422)
     Deferred revenue....................         (383)            (344)            227             336
     Prepaid expenses and other assets...          827             (510)             --              --
     Other...............................          391              257            (235)            596
                                              --------          -------         -------         -------
Net cash provided (used) by operating
  activities.............................        4,840              943          (3,298)          3,903
                                              --------          -------         -------         -------
Cash flows from investing activities
  Additions to machinery and equipment...       (1,900)          (1,151)         (1,354)         (1,281)
     Software development costs..........       (2,324)            (569)         (2,467)           (854)
                                              --------          -------         -------         -------
Net cash used by investing activities....       (4,224)          (1,720)         (3,821)         (2,135)
                                              --------          -------         -------         -------
Cash flows from financing activities
  Issuance of common stock...............           --               --             161               0
                                              --------          -------         -------         -------
Net cash provided by financing
  activities.............................           --               --             161               0
                                              ========          =======         =======         =======
Net increase (decrease) in cash and cash
  equivalents............................          616             (777)         (6,958)          1,768
Cash and cash equivalents at beginning of
  the period.............................        7,649            8,426           8,265           7,649
                                              --------          -------         -------         -------
Cash and cash equivalents at end of the
  period.................................       $8,265           $7,649          $1,307          $9,417
                                              ========          =======         =======         =======


        See notes to the accompanying consolidated financial statements


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                      COMMON STOCK
                                     $.01 PAR VALUE     ADDITIONAL                 CUMULATIVE       NET
                                   ------------------    PAID IN     ACCUMULATED   TRANSLATION   INVESTMENT
                                    SHARES     AMOUNT    CAPITAL       DEFICIT     ADJUSTMENT    BY HARRIS     TOTAL
                                   ---------   ------   ----------   -----------   -----------   ----------   -------
Balance June 30, 1994............         --      --          --            --        (1,185)       51,311     50,126
Net loss to distribution
  date (Note 1)..................         --      --          --            --            --        (7,590)    (7,590)
Issuance of common stock to
  Harris Corporation's
  shareholders...................  5,911,437    $ 59      43,662            --            --       (43,721)        --
Translation adjustments..........         --      --          --            --           257            --        257
                                   ---------     ---     -------      --------       -------       -------    --------
Balance September 30, 1994.......  5,911,437    $ 59      43,662            --          (928)           --     42,793
Net loss.........................         --      --          --       (11,088)           --            --    (11,088)
Translation adjustments..........         --      --          --            --           391            --        391
                                   ---------     ---     -------      --------       -------       -------    --------
Balance September 30, 1995.......  5,911,437    $ 59      43,662       (11,088)         (537)           --     32,096
Issuance of common stock
  (unaudited)....................     84,706       1         482            --            --            --        483
Net loss (unaudited).............         --      --          --        (3,275)           --            --     (3,275)
Translation adjustments
  (unaudited)....................         --      --          --            --          (164)           --       (164)
                                   ---------     ---     -------      --------       -------       -------    --------
Balance March 30, 1996
  (unaudited)....................  5,996,143    $ 60      44,144       (14,363)         (701)           --     29,140
                                   =========     ===     =======      ========       =======       =======    ========


        See notes to the accompanying consolidated financial statements


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 30, 1996

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1. ORGANIZATION OF THE COMPANY

     Harris Computer Systems Corporation and Subsidiaries (the "Company") became an independent company effective September 29, 1994 (the "Distribution Date") when Harris Corporation ("Harris") spun off its Harris Computer Systems Division. The Company develops real-time and multi-level secure computer systems, solutions and software for commercial and government markets. One share of the Company's common stock, together with the associated preferred stock purchase rights (Note 12), was issued for every twenty shares of Harris common stock, outstanding to shareholders of record on October 7, 1994. The terms of the spin-off resulted in net assets of $43,721 being transferred from Harris to the Company.

     The Company sells products to Harris and its subsidiaries. Sales to these operations were $439 for the year ended September 30, 1995; $644 for the three months ended September 30, 1994.

2. SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION -- The consolidated financial statements include those of Harris Computer Systems Corporation and its wholly-owned subsidiaries. All intercompany transactions between entities have been eliminated.

     INVENTORIES -- Inventories are carried at the lower of cost, determined by the First-In-First-Out (FIFO) method, or market.

     MACHINERY AND EQUIPMENT -- Machinery and equipment is carried on the basis of cost. Depreciation is computed by the straight-line method using the estimated useful lives of the assets.

     SOFTWARE DEVELOPMENT COSTS -- The Company capitalizes costs related to the development of certain software products. Capitalization begins when technological feasibility has been established and ends when the product is available for general release to customers. Software development costs incurred prior to technological feasibility are considered research and development costs and are expensed as incurred. Capitalized costs are amortized as the greater of the amount computed using the ratio that current gross revenues for a product bear to the total current and anticipated future gross revenues for that product or the straight-line method. Capitalized software costs are stated net of accumulated amortization of $6,870 and $5,565 at September 30, 1995 and 1994, respectively.

     REVENUE RECOGNITION -- Revenue is recognized from sales when a product is shipped, from rentals as they accrue, and from services and maintenance when performed. Unearned income on service contracts is amortized by the straight-line method over the term of the contracts. Revenue from long-term software contracts is accounted for by the percentage of completion method whereby income is recognized based on the estimated stage of completion of individual contracts using costs incurred as a percentage of total estimated costs at completion. Losses on long-term contracts are recognized in the period in which such losses are determined.

     FOREIGN CURRENCY TRANSLATION -- The assets and liabilities of the foreign operations are translated using the local currency as the functional currency.

     INCOME TAXES -- Prior to the Distribution Date, the Company followed the liability method of accounting for income taxes and was included with its parent, Harris Corporation, in a consolidated federal income tax return. Harris required each of its companies to provide taxes on financial statement pre-tax income or loss at applicable statutory tax rates. Amounts receivable or payable for current and prior years' income taxes were treated as intercompany transactions in accordance with Harris policy and, accordingly, flowed through the net investment by Harris. Deferred income taxes resulting from temporary differences


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 30, 1996



                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


between the financial statements and the tax basis of assets and liabilities were separately classified on the balance sheets.

     For the periods after the Distribution Date, the Company files a consolidated Federal income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes and are accounted for under the asset and liability method as required by the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS No. 109").

     FAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method, a deferred tax asset or liability is recognized for temporary differences between financial reporting and income tax bases of assets and liabilities, tax credit carryforwards and operating loss carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that such deferred tax assets will not be realized.

     Harris and the Company have entered into a tax disaffiliation agreement based on the principle that Harris will be responsible for all current tax liabilities generated through the Distribution Date with the Company being responsible for all tax liabilities generated after the Distribution Date.

     CASH EQUIVALENTS -- The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

     LOSS PER COMMON SHARE -- Loss per common share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the year. Common stock equivalents are excluded due to their anti-dilutive effect.

     STOCK SPLIT -- On March 5, 1996, the Board of Directors declared a three-for-one common stock split distributable on March 29 to shareholders of record at the close of business on March 18, 1996. All applicable share and per share data have been restated for the stock split.

     UNAUDITED INTERIM FINANCIAL STATEMENTS -- The consolidated financial statements for the six months ended March 30, 1996 and March 30, 1995 and as of March 30, 1996, are unaudited and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the results for the interim periods. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes therefore for the periods ended September 30, 1994 and 1995. The results of operations for the six months ended March 30, 1996 are not necessarily indicative of the results for the entire fiscal year ending September 30, 1996.


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 30, 1996



                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. CHANGE IN FISCAL YEAR

     The Company changed its fiscal year end from June 30, to September 30, effective in the year beginning October 1, 1994. The three-month transition period ended September 30, 1994, is presented within the body of the Company's basic financial statements. Comparative condensed income statement data is shown as follows:

                                                        THREE MONTHS ENDED   THREE MONTHS ENDED
                                                          SEPTEMBER 30,        SEPTEMBER 30,
                                                              1994                 1993
                                                        ------------------   ------------------
                                                                                (UNAUDITED)
    Sales.............................................         $7,748              $14,160
                                                             --------              -------
    Gross margin......................................          2,282                7,131
                                                             --------              -------
    Income (loss) before income taxes.................         (7,968)                 378
    Income tax provision (benefit)....................           (378)                   3
                                                             --------              -------
    Net earnings (loss)...............................        $(7,590)                $375
                                                             ========              =======

4. SOFTWARE DEVELOPMENT COSTS

     Software development costs capitalized were $2,324 in 1995 and $569 for the three months ended September 30, 1994. Software amortization expenses were $1,305 in 1995 and $326 for the three months ended September 30, 1994.

5. LEASE COMMITMENTS

     Rent expense was $1,814 for the year ended September 30, 1995 and $478 for the three months ended September 30, 1994, including $828 and $238, respectively, to Harris.

     Total future minimum rental commitments under non-cancelable operating leases, primarily for land, buildings and equipment, for the years following September 30, 1995 are: 1996 - $756; 1997 - $351; 1998 - $103; 1999 - $64;
2000 - $64; and 2001 and thereafter - $64.

6. RESTRUCTURING CHARGES AND SPIN-OFF COSTS

     Restructuring charges of $1,256 were accrued for during the period ended September 30, 1994, due to significant workforce reduction actions which were taken to streamline and centralize the Company's operations. The number of employees terminated under this plan was 44. All amounts accrued have been paid as of September 30, 1995.

     Costs associated with the spin-off totaled $2.5 million. These costs relate to investment banking, legal and public accounting fees, and employee retention and incentive costs incurred directly related to the spin-off. The net settlement amount for the spin-off of $6,369, which is due from Harris Corporation at September 30, 1994 has been included on the Company's balance sheet.


     Costs associated with the sale of the real-time business to Concurrent Computer Corporation were $820 for the six months ended March 30, 1996. Total costs for the transaction are estimated to be $2.2 million (unaudited).



              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 30, 1996



                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


7. INCOME TAXES

     The provision (benefit) for income taxes is as follows:


                                                            YEAR ENDED       THREE MONTHS ENDED
                                                           SEPTEMBER 30,       SEPTEMBER 30,
                                                               1995                 1994
                                                           -------------     ------------------
    Current:
      United States......................................        --                 (1,833)
      International......................................        --                     --
      State and local....................................        --                   (157)
      Tax on dividend from German subsidiary.............        --                  1,739
                                                                ---                -------
    Current Total........................................        --                   (251)
    Deferred:
      United States......................................        --                   (127)
      International......................................        --                     --
      State and local....................................        --
                                                                ---                -------
    Total................................................        --                   (378)
                                                                ===                =======


     The components of deferred income tax assets (liabilities) are as follows:


                                                                          SEPTEMBER 30,
                                                                        ------------------
                                                                         1995       1994
                                                                        ------     -------
    Inventory valuations..............................................   1,705       1,209
    Depreciation......................................................    (247)       (501)
    Capitalized software..............................................  (2,357)     (2,000)
    Restructuring costs...............................................      24         391
    Accrued vacation..................................................     259         302
    Net operating losses..............................................   4,288       1,477
    All other -- net..................................................     198         433
    Valuation allowance...............................................  (3,870)     (1,477)
                                                                        ------      ------
    Net deferred income tax liability.................................      --        (166)
                                                                        ======      ======


     A reconciliation of the effective income tax rate and the statutory United States income tax rate follows:


                                                            YEAR ENDED       THREE MONTHS ENDED
                                                           SEPTEMBER 30        SEPTEMBER 30,
                                                               1995                 1994
                                                           -------------     ------------------
    Statutory U.S. income tax rate.......................      (34.0%)             (34.0%)
    State taxes..........................................          --               (1.9%)
    Capitalized restructuring costs......................          --                9.3%
    Operating loss carryforwards.........................       32.2%                  --
    Payment of tax to Parent on German dividend..........          --               21.8%
    Other items..........................................        1.8%                 .1%
                                                                -----               -----
    Effective income tax rate............................         -0-               (4.7%)
                                                                =====               =====



              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 30, 1996



                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


     Prior to the Distribution Date, United States income taxes had not been provided on the undistributed earnings of international subsidiaries because Harris had intended to reinvest these earnings. If the Company distributes international earnings, a U.S. tax would be provided in future periods. As of September 30, 1995, the Company does not intend to distribute international earnings; therefore, no U.S. tax has been projected. The determination of the amount of these undistributed earnings and any related unrecognized deferred U.S. tax liability is not practicable.

     As of September 30, 1995, the Company has U.S. net operating loss carryforwards of approximately $8 million. The Company's net operating loss carryforwards begin to expire in 2010.

     At September 30, 1995, the Company had net European income tax loss carryforwards of approximately $4 million. Loss carryforwards are available for specified periods of time and have been offset by valuation allowances.

     Pretax income (loss) from European operations was $(3,136) for the year ended September 30, 1995 and ($664) for the three months ended September 30, 1994.

8. INVENTORIES

     Inventories consists of the following:

                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Finished goods...................................................      356         333
    Work in process..................................................    7,416      11,409
    Raw materials....................................................    5,702       5,483
                                                                        ------      ------
                                                                        13,474      17,225
    Reserves for obsolete and slow-moving inventory..................   (4,394)     (3,147)
                                                                        ------      ------
    Net inventory....................................................    9,080      14,078
                                                                        ======      ======

9. ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1995       1994
                                                                         ------     ------
    Retirement plan accruals...........................................   1,396      1,313
    Salaries, wages and other compensation.............................   2,613      3,479
    Accrued interest and sundry taxes..................................     706      1,093
    Other..............................................................     726        607
                                                                          -----      -----
                                                                          5,441      6,492
                                                                          =====      =====


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 30, 1996

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

10. MACHINERY AND EQUIPMENT, NET

     Machinery and equipment, net is summarized as follows:

                                                         SEPTEMBER 30,
                                                     ---------------------     ESTIMATED USEFUL
                                                       1995         1994       LIFE (IN YEARS)
                                                     --------     --------     ----------------
    Buildings and leasehold improvements...........        96           86        3 - 5
    Machinery and equipment........................    25,504       28,292       5 - 10
    Loan equipment and service parts...............     4,976        5,905        1 - 5
                                                      -------      -------
    Gross machinery and equipment..................    30,576       34,283
    Less: Accumulated depreciation.................   (24,629)     (26,790)
                                                      -------      -------
    Net machinery and equipment....................     5,947        7,493
                                                      =======      =======


11. ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

     Changes in the allowance for uncollectible accounts follows:

                                                            YEAR ENDED       THREE MONTHS ENDED
                                                           SEPTEMBER 30,       SEPTEMBER 30,
                                                               1995                 1994
                                                           -------------     ------------------
    Balance at beginning of year.........................        213                 213
    Additions charged to expense.........................      1,660                  --
    Less net write offs of uncollectible accounts........       (360)                 --
                                                               -----                 ---
    Balance at end of year...............................      1,513                 213
                                                               =====                 ===

     Bad debt expense is included in "Selling, general, and administrative expenses" on the Income Statement.

12. SHAREHOLDERS' EQUITY

     Each share of the Company's common stock has attached to it one right. Each right entitles its registered holder to purchase from the Company after the "Separation Time," as hereinafter defined, one-hundredth of a share of Participating Preferred Stock, par value $.01 per share, for an amount calculated in accordance with the Agreement. The rights will not trade separately from the common stock unless and until the Separation Time. The Separation Time is defined as the earlier of the tenth business day after the date on which any person commences a tender or exchange offer which, if consummated, would result in an acquisition, and the first date of public announcement by the Company of such offering. In the event of any voluntary, or involuntary liquidation of the Company, the holders of the Preferred Stock shall be paid an amount as calculated in accordance with the Preferred Stock Agreement.

     Effective October 8, 1994, the Company adopted a Stock Incentive Plan which permits the issuance of stock options, stock appreciation rights, performance awards, restricted stock and/or other stock based awards to directors and salaried employees. The plan reserves 975,000 shares of common stock for grant. The option price shall be determined by the Board Committee effective on the Grant Date. The option price shall not be less than one hundred percent of the Fair Market Value of a share of common stock on the Grant Date. If the Incentive Stock Options are granted to a participant who on the Grant Date is a ten percent holder, such price shall be not less than one hundred and ten percent of the Fair Market Value of a share of common stock on the Grant Date. All options become immediately exercisable upon the occurrence of a Change in Control of the Company. See SUBSEQUENT EVENTS in Note 15. No stock appreciation rights or performance


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 30, 1996

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

awards were made during 1995 under this plan. On October 28, 1994, the Company granted restricted stock awards for 52,800 shares of common stock at an option price of $2.58 per share, pursuant to the Stock Incentive Plan to two employees. None of the restricted shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of for the "Restricted Period." The Restricted Period is from October 28, 1994 (date of the agreement) until the earlier of 21 months from the date of the agreement or upon the occurrence of a change in control. During 1995, 715,200 stock option shares were granted at option prices ranging from $2.58 to $3.83. At September 30, 1995 options to purchase 207,000 shares were available for grant.

13. EMPLOYEE BENEFIT PLANS

     Prior to the Distribution Date, Harris provided retirement benefits to substantially all United States-based employees, primarily through a retirement plan having profit-sharing and savings elements. Contributions to the retirement plan were based on Harris profits and employees' savings with no other funding requirements. Related retirement plan expense was $431 for the three months ended September 30, 1994.

     Subsequent to the Distribution Date, the Company began a 401(k) Savings Plan (the "Plan") which covers the eligible employees of Harris Computer Systems Corporation, and any related company. An employee is eligible to participate in the Plan on the date he completes one year of service. The amount of profit-sharing contributions made by the Company into the Plan is discretionary and shall be determined based on a percentage of the Company's adjusted net income before taxes. Each participant may contribute up to 12% of his compensation into the Plan. The Company makes a matching contribution on behalf of each participant for the first 6% of their individual contribution. Participant's profit-sharing and matching contribution vests over a seven year period. The Company contributions to the Plan were $966 in 1995.

14. POSTRETIREMENT HEALTH CARE BENEFITS

     Prior to the Distribution Date, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". Health care benefits were provided on a limited cost-sharing basis to domestic-based retirees who had 10 or more years of service. This adoption resulted in a one-time charge of $135, net of income tax credits of $83. The on-going expense of this plan was not material and the liability for these benefits had not been funded. Subsequent to the Distribution Date, the Company canceled this post retirement health care plan.

15. SUBSEQUENT EVENTS

     (a) Sale of real-time Computing business

     On November 5, 1995, the Company entered into an Agreement and Plan of Merger and Reorganization with Concurrent Computer Corporation ("Concurrent"). The transaction contemplated between the Company and Concurrent was revised. On March 26, 1996, the Company and Concurrent signed a Purchase and Sale Agreement effective as of that date and amended and restated as of May 23, 1996. This agreement was approved by the shareholders of both companies on June 23, 1996. Under the revised transaction structure, the Company sold its real-time computing business and approximately 683,178 shares of its common stock to Concurrent in exchange for (i) 10 million newly issued shares of Concurrent common stock, par value $0.01 per share, (ii) convertible exchangeable preferred stock of Concurrent paying a 9% cumulative annual dividend quarterly in arrears with a liquidation preference of $8,200,000 subject to adjustment to reflect, among other things, the amount of net current assets of the Harris Real-Time Business transferred in the Transaction and (iii) the assumption of certain liabilities (hereafter defined as the "Transaction").


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 30, 1996

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     Immediately following the transaction, Concurrent's shareholders owned approximately 77% of Concurrent's outstanding common stock, with the balance owned by the Company. The Company's shareholders owned approximately 91% of its common stock, with Concurrent owning approximately 9%. The Company can increase its position in Concurrent from approximately 23% to approximately 28% upon full conversion of the preferred stock.


     The Company retained its Trusted Systems product line after the transaction and changed its corporate name to CyberGuard Corporation.

     Summarized financial data relating to the Company's Trusted Systems Division which will be retained is as follows:

                                                              SEPTEMBER 30,
                                                             ----------------      MARCH 30,
                                                              1995      1994         1996
                                                             ------     -----     -----------
    Current assets.........................................     996     6,170         2,762
                                                             ------     -----        ------
    Noncurrent assets......................................   2,261     1,622         3,760
                                                             ------     -----        ------
    Current liabilities....................................      --        --            --
                                                             ------     -----        ------
    Noncurrent liabilities.................................   6,365     7,792        12,053
                                                             ------     -----        ------
    Cumulative division losses.............................  (3,108)        0        (5,531)
                                                             ------     -----        ------

                                          THREE MONTHS     SIX MONTHS   SIX MONTHS       YEARS ENDED
                                             ENDED           ENDED         ENDED           JUNE 30,
                          SEPTEMBER 30,   SEPTEMBER 30,     MARCH 30,     MARCH 31,      -------------
                              1995            1994            1996         1995         1994    1993
                          -------------   -------------    ----------   -----------     -----   -----
                                                                        (UNAUDITED)
    Net sales...........       4,817           983            4,395        3,489        8,464   5,974
                               -----           ---            -----        -----        -----   -----
    Gross income........       1,677           491            1,480        1,386        4,622   2,982
                               -----           ---            -----        -----        -----   -----
    Net income (loss)...      (3,108)         (962)          (2,423)        (727)          91     (40)
                               -----           ---            -----        -----        -----   -----

     (b) Unaudited Loan and Security Agreement

     On April 1, 1996, the Company entered into a Loan and Security Agreement with Foothill Capital Corporation ("Foothill") pursuant to which Foothill agreed to make revolving advances to the Company in an amount of up to $5,000,000 subject to certain borrowing base requirements and at an interest rate equal to the prime or reference rate announced by Norwest Bank Minnesota, National Association, plus two percent. As collateral for the loan, the Company granted Foothill a security interest in all of the assets of the Company (including 7,000,000 shares of the common stock and all of the preferred stock received by the Company in connection with the Transaction). Accrued interest on the loan is due and payable monthly. On June 27, 1996, this agreement was amended to, among other things, substitute CyberGuard Corporation as the borrower and extend the maturity date to the earlier of
(a) September 30, 1996 or (b) the date on which the Company consummates a secondary common stock offering, unless sooner terminated pursuant to the terms of the agreement.


16. CONTINGENCIES

     Certain claims have been filed or are pending against the Company. It is management's opinion that all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the consolidated financial position of the Company if disposed of unfavorably.

17. CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and trade receivables. The Company holds any excess cash in short-term


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 30, 1996

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

investments consisting of commercial paper. Concentrations of credit risk with respect to receivables are limited due to the Company's large number of customers.

18. GEOGRAPHIC INFORMATION

     The Company operates exclusively in the computer systems industry. Substantially all revenues result from the sale of computer systems and related software and services. Major customers during 1995 and 1994 include the United States Government and Boeing Company. In many cases, agencies of the United States Government are the ultimate purchasers of the Company's products. Sales to the United States Government combined with sales for which the Company acted as subcontractor on government projects have represented approximately 51% and 43% of total sales, respectively. Sales made to Boeing Company as a percentage of total sales were 4% and 14%, for the periods ended September 30, 1995 and 1994, respectively. All intercompany revenues and expenses are eliminated in computing revenues and operating income.

     A summary of the Company's operations by geographic area is summarized below:

                                                       YEAR ENDED SEPTEMBER 30, 1995
                                            ---------------------------------------------------
                                             U.S.      U.K.      FRANCE     GERMANY      TOTAL
                                            ------     -----     ------     -------     -------
    Net Sales.............................  36,138     1,770     3,310       3,893       45,111
    Operating Profit (loss)...............  (9,989)     (346)     (471 )      (734)     (11,540)
    Identifiable assets...................  33,245     1,957     2,026       4,204       41,432

                                                   THREE MONTHS ENDED SEPTEMBER 30, 1994
                                            ---------------------------------------------------
                                             U.S.      U.K.      FRANCE     GERMANY      TOTAL
                                            ------     -----     ------     -------     -------
    Net Sales.............................   6,647       179       718         204        7,748
    Operating Profit (loss)...............  (7,437)     (181)       71        (280)      (7,827)
    Identifiable assets...................  44,596     4,526     3,674       2,133       54,929

     U.S. export sales were $2,945 for the year ended September 30, 1995; and $605 for the three months ended September 30, 1994.


                      HARRIS COMPUTER SYSTEMS CORPORATION

                                AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET INFORMATION
                               SEPTEMBER 30, 1995

(DOLLARS IN THOUSANDS)

                                                          REAL-TIME     TRUSTED SYSTEMS
                                                          BUSINESS       PRODUCT LINE       COMBINED
                                                          ---------     ---------------     --------
Cash and cash equivalents...............................    $8,265               $0          $8,265
Accounts receivable.....................................     9,180              814           9,994
Inventories.............................................     8,959              121           9,080
Prepaid expenses........................................       469               61             530
                                                           -------          -------         -------
     Total current assets...............................    26,873              996          27,869
Property, plant and equipment...........................     5,231              716           5,947
Capitalized software....................................     5,189            1,545           6,734
Other assets............................................       881                0             881
                                                           -------          -------         -------
          Total assets..................................   $38,174           $3,257         $41,431
                                                           =======          =======         =======
Accounts payable........................................     3,493                0           3,493
Deferred revenue........................................       401                0             401
Accrued expenses........................................     5,441                0           5,441
                                                           -------          -------         -------
     Total current liabilities..........................     9,335                0           9,335
Liability to "Real-time" receivable from "Trusted
  Systems" Product Line)................................    (6,365)           6,365               0
Equity (deficit)........................................    35,204           (3,108)         32,096
                                                           -------          -------         -------
          Total liabilities and equity..................   $38,174           $3,257         $41,431
                                                           =======          =======         =======

                  See Notes to Combining Financial Information


                      HARRIS COMPUTER SYSTEMS CORPORATION

                                AND SUBSIDIARIES


                CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
                         YEAR ENDED SEPTEMBER 30, 1995

(DOLLARS IN THOUSANDS)


                                                          REAL-TIME     TRUSTED SYSTEMS
                                                          BUSINESS       PRODUCT LINE       COMBINED
                                                          ---------     ---------------     --------
Sales
  Equipment.............................................   $26,650           $4,534          $31,184
  Maintenance...........................................    13,644              283           13,927
                                                           -------          -------          -------
                                                            40,294            4,817           45,111
Cost of sales
  Equipment.............................................    15,549            3,001           18,550
  Maintenance...........................................     7,075              139            7,214
                                                           -------          -------          -------
                                                            22,624            3,140           25,764
Gross profit............................................    17,670            1,677           19,347
Research and development................................     7,068              835            7,903
Selling, general and admin..............................    18,985            3,999           22,984
                                                           -------          -------          -------
                                                            26,053            4,834           30,887
Operating loss..........................................    (8,383)          (3,157)         (11,540)
Interest income.........................................       407               49              456
Other expense...........................................        (4)               0               (4)
Net Loss................................................   ($7,980)         ($3,108)        ($11,088)
                                                           =======          =======          =======


                  See Notes to Combining Financial Information


              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL INFORMATION


                             (DOLLARS IN THOUSANDS)

BASIS OF PRESENTATION

     The combining financial information is presented to reflect the financial position and results of operations of the "Real Time Business" ("Business") and Trusted Systems Product Line ("Product Line") of Harris Computer Systems Corporation and subsidiaries as of and for the year ended September 30, 1995. Such information should be read in conjunction with the accompanying consolidated financial statements and notes thereto. The following is a summary of the methods used to arrive at amounts reflected in the Combining Financial Information.

BALANCE SHEET INFORMATION

     Accounts receivable, inventory, property, plant and equipment and substantially all capitalized software reflect items specifically identified as pertaining to the Business or Product Line.

     The liability/receivable between the Business and Product Line represents the net amount assumed to have been paid for or accrued for by the Business on behalf of the Product Line since July 1, 1990. This assumption is considered appropriate in light of the fact that the Business and Product Line share the same operating infrastructure, substantially all operating costs are commingled, and the predominance of the Business to the combined entity.

STATEMENT OF OPERATIONS INFORMATION

     Sales and cost of sales amounts are derived principally by specific identification. Research and development and selling, general, and administrative expenses are allocated based on a percentage of sales except for certain direct research and development, marketing and sales expenses amounting to $10,182 and $2,510 for the Business and Product Line, respectively.


                        HARRIS COMPUTER SYSTEMS BUSINESS

                       COMBINED STATEMENTS OF OPERATIONS


                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                            YEARS ENDED JUNE
                                                                                   30,
                                                                           -------------------
                                                                            1994        1993
                                                                           -------     -------
Sales
  Equipment..............................................................  $50,146     $39,398
  Maintenance............................................................   14,494      16,142
                                                                           -------     -------
                                                                            64,640      55,540
Cost of Sales
  Equipment..............................................................   22,842      20,194
  Maintenance............................................................    8,394       9,669
                                                                           -------     -------
                                                                            31,236      29,863
Gross Income.............................................................   33,404      25,677
Operating expenses
  Research and development...............................................    6,725       6,850
  Selling, general and administrative....................................   19,791      19,770
  Harris Corporation expense allocation..................................    1,324       1,119
                                                                           -------     -------
          Total other operating expenses.................................   27,840      27,739
                                                                           -------     -------
Operating income (loss)..................................................    5,564      (2,062)
Interest income (expense), net...........................................       (4)          0
Other income (expense) -- net............................................       53          45
                                                                           -------     -------
                                                                                49          45
Net income (loss) before income tax provision (benefit) and cumulative
  effect of change in accounting principle...............................    5,613      (2,017)
Income tax provision (benefit)...........................................    1,086      (1,560)
                                                                           -------     -------
Net income (loss) before cumulative effect of change in accounting
  principle..............................................................    4,527        (457)
Cumulative effect of change in accounting principle (Note 14)............     (135)          0
                                                                           -------     -------
Net Income (loss)........................................................   $4,392       ($457)
                                                                           =======     =======


        See notes to the accompanying consolidated financial statements.


                        HARRIS COMPUTER SYSTEMS BUSINESS
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                            YEARS ENDED JUNE
                                                                                   30,
                                                                           -------------------
                                                                            1994        1993
                                                                           -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)......................................................   $4,392       $(457)
  Adjustment to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation........................................................    3,223       3,860
     Amortization........................................................    1,396       1,258
     Changes in Assets and Liabilities
       Receivables.......................................................   (4,122)        941
       Inventories.......................................................   (1,370)     (3,895)
       Accounts Payable..................................................   (1,654)        236
       Accrued Expenses..................................................      334          69
       Deferred Revenue..................................................   (4,044)      4,680
       Deferred Income Taxes.............................................       28         657
       Other.............................................................   (1,819)       (119)
       Compensation and Benefits.........................................     (309)       (546)
                                                                           -------     -------
Net Cash Provided (Used) by Operating Activities.........................   (3,945)      6,684
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to Machinery and Equipment...................................   (3,336)     (2,568)
  Software Development Costs.............................................   (2,780)     (2,217)
                                                                           -------     -------
Net Cash Used by Investing Activities....................................   (6,116)     (4,785)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of Short-Term Borrowings.......................................       --      (3,465)
  Equity Contributions...................................................   18,484       1,566
                                                                           -------     -------
Net Cash Provided by (Used by) Financing Activities......................   18,484      (1,899)
                                                                           -------     -------
Net Increase in Cash and Cash Equivalents................................    8,423          --
Cash and Cash Equivalents at beginning of the Period.....................        3           3
                                                                           -------     -------
Cash and Cash Equivalents at end of the Period...........................   $8,426          $3
                                                                           =======     =======

        See notes to the accompanying consolidated financial statements.


                        HARRIS COMPUTER SYSTEMS BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

                       YEARS ENDED JUNE 30, 1994 AND 1993

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The combined financial statements include the accounts of the Computer Systems Business (the "Business") of Harris Corporation ("Harris"). The Business develops, manufactures and markets high performance real-time computer systems. The accompanying combined financial statements include operations of Computer Systems in Fort Lauderdale, Florida, and Harris Systemes Electroniques S.A., France, as well as the Computer Systems Business portion of Harris Systems, Ltd., United Kingdom and Harris GmbH, Germany. In 1994, Harris contributed the remaining assets and liabilities of Harris GmbH to the Business, making Harris GmbH a wholly owned subsidiary of the Business.

     Corporate expense allocations charged by Harris are based on a percentage of the Business's net sales. Interest expense is provided on direct borrowings of the Business. Interest expense of Harris has not been allocated to the Business. It is not practicable to estimate what business equity would have been if the Business had operated as an unaffiliated entity. In the opinion of management, the allocation methods used are reasonable.

     The effects of all significant transactions between components of the Business have been eliminated.

     The Business sells products to other affiliated operations of Harris. Sales to these operations were $4,013 in 1994 and $5,023 in 1993.

     INVENTORIES -- Inventories are carried at the lower of cost, determined by the First-In-First-Out (FIFO) method, or market.

     DEPRECIATION -- Depreciation of rental equipment is computed by the straight-line method using estimated useful lives of up to three years. Service parts are depreciated over five years. Depreciation on machinery and equipment is carried on the basis of cost and is computed by the straight-line method using the estimated useful lives of the assets.

     SOFTWARE DEVELOPMENT COSTS -- The Business capitalizes costs related to the development of certain software products. Capitalization begins when technological feasibility has been established and ends when the product is available for general release to customers. Software development costs incurred prior to technological feasibility are considered research and development costs and are expensed as incurred. Capitalized costs are amortized as the greater of the amount computed using the ratio that current gross revenues for a product bear to the total current and anticipated future gross revenues for that product or the straight-line method over three years in 1993 and prior years an over five years in 1994. The effect of net income of changing the estimated useful lives in 1994 was approximately $350.


     REVENUE RECOGNITION -- Revenue is recognized from sales when a product is shipped, from rentals as they accrue, and from services and maintenance when performed. Unearned income on service contracts is amortized by the straight-line method over the term of the contracts. Revenue from long-term software contracts is accounted for by the percentage of completion method whereby income is recognized based on the estimated stage of completion of individual contracts using costs incurred as a percentage of total estimated costs at completion. Losses on long-term contracts are recognized in the period in which such losses are determined.


     INCOME TAXES -- The Business follows the liability method of accounting for income taxes and was included with its parent, Harris, in a consolidated federal income tax return. Harris requires each of its businesses to provide taxes on financial statement pre-tax income or loss at applicable statutory tax rates. Amounts receivable or payable for current and prior year' income taxes are treated as intercompany transactions in accordance with Harris policy and, accordingly, flowed through the Business Equity account.


                        HARRIS COMPUTER SYSTEMS BUSINESS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     FOREIGN CURRENCY TRANSLATION -- Foreign operations are translated using the local currency at the functional currency.

NOTE B -- SOFTWARE DEVELOPMENT COSTS

     Software amortization expenses were $1,396 in 1994 and $1,258 in 1993. Amortization expenses are included in Cost of Sales and Rentals in the Combined Statements of Income.

NOTE C -- INVENTORY PURCHASE COMMITMENT

     At June 30, 1994, the Business was committed to purchase $1,600 of inventory from a supplier. Management believes the cost of this inventory approximates current market value.

NOTE D -- LEASE COMMITMENTS

     Rent expense was $1,897 in 1994 and $1,806 in 1993 including $1,085 and $1,096 respectively, paid to Harris.

     Total future minimum rental commitments under operating leases, primarily for land and buildings, for the years following June 30, 1994 are: 1995 - $763, 1996 - $267; 1997 - $157; 1998 - $8.

NOTE E -- POSTRETIREMENT HEALTH CARE BENEFITS

     In fiscal 1994, the Business adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". Health care benefits are provided on a limited cost-sharing basis to domestic-based retirees who had 10 or more years of service. This adoption resulted in a one-time charge of $135, net of income tax credits of $83. The on-going expense of this plan is not expected to be material and the liability for these benefits has not been funded.

NOTE F -- RETIREMENT BENEFIT PLANS

     Harris provides retirement benefits to substantially all United States-based employees, primarily through a retirement plan having profit-sharing and savings elements. Contributions to the retirement plan are based on Harris profits and employees' savings with no other funding requirements. Related retirement plan expense was $2,201 in 1994 and $1,487 in 1993.

     In addition, a noncontributory defined benefit pension plan is maintained in the United Kingdom for substantially all employees of Harris Systems, Ltd. This plan is fully funded and there have been no charges to income for the two year period ended June 30, 1994. Separate actuarial information applicable to the Business' portion of this plan is not available.


                        HARRIS COMPUTER SYSTEMS BUSINESS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


NOTE G -- INCOME TAXES

     The provision (benefit) for income taxes is as follows:

                                                                         1994       1993
                                                                        ------     -------
    Current:
      United States...................................................  $  367     $(1,594)
      International...................................................     721          --
      State and local.................................................      74        (322)
                                                                        ------     -------
                                                                         1,162       1,916
    Deferred:
      United States...................................................     (78)        298
      International...................................................      --          --
      State and local.................................................       2          58
                                                                        ------     -------
                                                                           (76)        356
                                                                        ------     -------
                                                                        $1,086     $(1,560)
                                                                        ======     =======


     A reconciliation of the effective income tax rate and the statutory United States income tax rate follows:

                                                                          1994       1993
                                                                          ----       -----
    Statutory U.S. income tax rate......................................  35.0%      (34.0)%
    State taxes.........................................................   0.9        (8.6)
    Operating loss carryforwards........................................  (8.8)      (27.4)
    Contributions.......................................................  (7.5)       (2.2)
    Other items.........................................................  (0.3)       (5.1)
                                                                          ----       -----
    Effective income tax rate...........................................  19.3%      (77.3)%
                                                                          ====       =====

     United States income taxes had not been provided on the undistributed earnings of international subsidiaries because Harris had intended to reinvest these earnings. If Harris Computer Systems Corporation distributes international earnings, a U.S. tax would be provided in future periods. The determination of the amount of these undistributed earnings and any related unrecognized deferred U.S. tax liability is not practicable.

     At June 30, 1994, the Business had net international income tax loss carryforwards of approximately $1,564. Loss carryforwards are available for indefinite periods of time and have been offset by valuation allowances in both 1993 and 1994.

     Pretax income from international operations was $1,860 in 1994 and $299 in 1993.

NOTE H -- GEOGRAPHIC INFORMATION


     The Business operates exclusively in the computer systems industry. Substantially all revenues result from the sale of computer systems and related software and services. Major customers include the United States Government and Boeing Company. Sales made to the United States Government as a percentage of total sales were 43 percent and 51 percent for the year 1994 and 1993, respectively. Sales made to Boeing Company as a percentage of total sales were 14 percent and 4 percent for the years 1994 and 1993, respectively. All intercompany revenues and expenses are eliminated in computing revenues and operating income.



                        HARRIS COMPUTER SYSTEMS BUSINESS

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     A summary of the Business operations by geographic area is summarized below:

                                                          YEAR ENDED JUNE 30, 1994
                                             --------------------------------------------------
                                              U.S.       U.K.     FRANCE     GERMANY     TOTAL
                                             -------    ------    ------     -------     ------
    Net Sales..............................   51,008     7,539    4,691       1,402      64,640
    Operating Profit (loss)................    2,294     2,577      963        (221)      5,613


                                                          YEAR ENDED JUNE 30, 1993
                                             --------------------------------------------------
                                              U.S.       U.K.     FRANCE     GERMANY     TOTAL
                                             -------    ------    ------     -------     ------
    Net Sales..............................   42,902     6,773    4,914         951      55,540
    Operating Profit (loss)................  (3,640)     1,292      653        (322)     (2,017)


     Export Sales were $3,316 in 1994 and $2,145 in 1993. Export sales and net sales of international operations were principally to Europe, Canada and Asia.

NOTE I -- SHAREHOLDERS EQUITY

     Changes in Business equity are summarized as follows:

                                                                        1994        1993
                                                                       -------     -------
    Balance at July 1................................................  $28,701     $27,501
    Net income (loss)................................................    4,392        (457)
    Foreign currency translation adjustments.........................   (1,451)         91
                                                                       -------     -------
    Net cash transfers and billings from Harris Corporation..........   18,484       1,566
                                                                       -------     -------
                                                                       $50,126     $28,701
                                                                       =======     =======

NOTE J -- ALLOWANCE FOR COLLECTION LOSSES

     Changes in the allowance for collection losses during the two years ended June 30, 1994 and 1993 were as follows:

                                                                            1994     1993
                                                                            ----     ----
    Balance at beginning of year..........................................  $631     $693
    Additions charged to expense..........................................   100        5
    Effects of foreign currency translation...............................    17      (27)
                                                                            ----     ----
                                                                             748      671
    Less net write-offs of uncollectible accounts.........................   535       40
                                                                            ----     ----
    Balance at end of year................................................  $213     $631
                                                                            ====     ====

NOTE K -- CONTINGENCIES

     Certain claims have been filed or are pending against the Business. It is management's opinion, that all matters are without merit or are of a kind, or involve such amounts, as would not have a material effect on the consolidated financial position of the Business if disposed of unfavorably.